EXHIBIT 99.1

Youngevity International Announces Second Quarter 2018 Results

Shareholder Conference Call Today at 1:00 PM EST, 10:00AM PST

Highlights Q2 2018 compared to Q2 2017:
Total revenues increased 6.6% to $44.3 million
Coffee Segment revenues increased 23.7%
Operating income increased to $653,000 compared to operating loss of $676,000
Adjusted EBITDA increased to $2.2 million compared to $745,000

SAN DIEGO, CA--(August 14, 2018) - Youngevity International, Inc. (NASDAQ: YGYI ), a leading omni-direct lifestyle company, today reported financial results for the second quarter and six months ended June 30, 2018.

Steve Wallach, CEO and Co-Founder of Youngevity stated, “We are encouraged to see our revenue and adjusted EBITDA bounce back from the levels achieved last year. A 6.6% revenue increase and over a $1.3 million improvement in operating income comparing the same quarter 2017 to 2018 is a step in the right direction. I am most encouraged by the contribution coming from our global expansion which contributed over 17% of our direct selling revenue.”

Youngevity President and CFO, Dave Briskie stated, “We believe eclipsing $3.7 million in adjusted EBITDA at the half way point of 2018 is a significant improvement over last year. Directing our efforts toward revenue growth, improved profitability for the remainder of this year and combining this initiative with the $250 million, 5 year coffee contract announced just two weeks ago should have us well positioned for 2019.”

SECOND QUARTER 2018 FINANCIAL RESULTS

For the three months ended June 30, 2018, revenues increased 6.6% to $44,255,000 as compared to $41,527,000 for the three months ended June 30, 2017. During the three months ended June 30, 2018, the Company derived approximately 83% of its revenues from direct selling sales and approximately 17% of its revenues from commercial coffee sales. For the three months ended June 30, 2018, direct selling segment revenues increased by $1,308,000 or 3.7% to $36,846,000 as compared to $35,538,000 for the three months ended June 30, 2017. This increase was primarily attributed to revenues from new acquisitions and price increases on certain products that went into effect on January 1, 2018. For the three months ended June 30, 2018, commercial coffee segment revenues increased by $1,420,000 or 23.7% to $7,409,000 as compared to $5,989,000 for the three months ended June 30, 2017. This increase was primarily attributed to increased revenues of $1,168,000 from our green coffee business.

For the three months ended June 30, 2018, gross profit increased approximately 5.3% to $25,382,000 as compared to $24,102,000 for the three months ended June 30, 2017. Overall gross profit as a percentage of revenues decreased to 57.4%, compared to 58.0% in the same period last year.

For the three months ended June 30, 2018, our operating expenses decreased 0.2% to $24,729,000 as compared to $24,778,000 for the three months ended June 30, 2017.

Distributor compensation expense decreased 1.2% to $16,487,000 for the three months ended June 30, 2018 from $16,686,000 for the same period in the prior year primarily due to the price increases reflected in revenues which did not impact commissionable base revenues. Sales and marketing expense increased 6.0% to $3,076,000 for the three months ended June 30, 2018 from $2,901,000 for the same period in the prior year, primarily due to the Asia convention that was held in Malaysia. General and administrative expense decreased 0.5% to $5,166,000 from $5,191,000 for the three months ended June 30, 2017 primarily due to contingent liability revaluation that resulted in a benefit of $1,246,000 for the three months ended June 30, 2018 compared to a benefit of $680,000 for the three months ended June 30, 2017. This decrease was offset by increases in information technology (IT) consulting costs, amortization costs, investor relations, salaries and other related costs, legal fees and accounting costs.

For the three months ended June 30, 2018, total other expense decreased by $1,242,000 to $1,357,000 as compared to $2,599,000 for the three months ended June 30, 2017. Total other expense includes net interest expense and the change in the fair value of derivative liabilities. Net interest expense increased by $291,000 for the three months ended June 30, 2018 to $1,549,000 compared to $1,258,000 for the three months ended June 30, 2017. Change in fair value of derivative liabilities decreased by $1,533,000 for the three months ended June 30, 2018 to a $192,000 benefit compared to $1,341,000 expense for the three months ended June 30, 2017.

For the three months ended June 30, 2018, the Company reported a net loss of $614,000 as compared to a net loss of $2,730,000 for the same period in the prior year. The decrease in net loss was due to a net loss before income taxes in the current quarter of $704,000 offset by a tax benefit of $90,000, compared to a net loss before income taxes of $3,275,000 offset by a tax benefit of $545,000 for the same period last year.

Adjusted EBITDA

EBITDA (earnings before interest, income taxes, depreciation and amortization) as adjusted to remove the effect of stock based compensation expense and the non-cash loss on extinguishment of debt and the change in the fair value of the warrant derivative or "Adjusted EBITDA," increased to $2,203,000 for the three months ended June 30, 2018 compared to $745,000 for the three months ending June 30, 2017.

Fiscal 2018 First Six Months Results

For the six months ended June 30, 2018, our revenues increased 8.7% to $87,249,000 as compared to $80,260,000 for the six months ended June 30, 2017. During the six months ended June 30, 2018, we derived approximately 83% of our revenue from our direct selling sales and approximately 17% of our revenue from our commercial coffee sales. For the six months ended June 30, 2018, direct selling segment revenues increased by $3,377,000 or 4.9% to $72,157,000 as compared to $68,780,000 for the six months ended June 30, 2017. Commercial coffee segment revenues increased for the six months ended June 30, 2018 by $3,612,000 or 31.5% to $15,092,000 as compared to $11,480,000 for the same period last year. This increase was primarily attributed to increased revenues from our green coffee business.

For the six months ended June 30, 2018, gross profit increased approximately 9.6% to $50,394,000 as compared to $45,968,000 for the six months ended June 30, 2017. Overall gross profit as a percentage of revenues increased to 57.8%, compared to 57.3% in the same period last year. The increase in gross profit in the direct selling segment was primarily attributable to the price increases on certain products and changes in product sales mix.

For the six months ended June 30, 2018, our operating expenses increased 1.4% to $49,717,000 as compared to $49,044,000 for the six months ended June 30, 2017. Distributor compensation decreased 0.1% to $32,065,000 for the six months ended June 30, 2018 compared to $32,105,000 for the same period last year. This decrease was primarily attributable to the price increases reflected in revenues, which did not impact commissionable base revenues. Sales and marketing expense decreased by only $1,000 to $6,575,000 for the six months ended June 30, 2018, compared to $6,576,000 for the same period last year. General and administrative expense increased 6.9% to $11,077,000 for the six months ended June 30, 2018, compared to $10,363,000 for the same period last year.

For the six months ended June 30, 2018, total other expense increased by $253,000 to $3,439,000 as compared to $3,186,000 for the six months ended June 30, 2017. Net interest expense increased by $806,000 for the six months ended June 30, 2018 to $3,261,000 compared to $2,455,000 for the same period last year. Change in fair value of derivative liabilities was a benefit of $904,000 for the six months ended June 30, 2018, compared to $731,000 expense for the same period last year.

For the six months ended June 30, 2018, the Company reported a net loss of $2,922,000 as compared to a net loss of $4,789,000 for the same period last year.

Adjusted EBITDA

EBITDA (earnings before interest, income taxes, depreciation and amortization) as adjusted to remove the effect of stock-based compensation expense and the non-cash loss on extinguishment of debt and the change in the fair value of the warrant derivative or "Adjusted EBITDA,” increased to $3,723,000 for the six months ended June 30, 2018 compared to a negative $492,000 in 2017.

Conference Call Information

Management will host a conference call today at 1:00 PM Eastern Standard Time (10:00 AM Pacific Standard Time), to discuss the Company's second quarter financial results, for the quarter ended June 30, 2018. All interested parties can attend the event by clicking https://InstantTeleseminar.com/Events/109631496 fifteen minutes prior to the start of the call, or by dialing 206 402 0100 and entering the access code 634174# at least five minutes prior to the start of the call. International and alternative numbers are available at https://InstantTeleseminar.com/Local/?eventid=109631496

The conference call will be recorded and available for replay shortly after the conclusion of the call. An archived replay of the call will be available for approximately 3 months on the company’s newly launched Investor Relations website: https://ygyi.com/

Non-GAAP Financial Measure - Adjusted EBITDA

This news release includes information on Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G.

Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period growth. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our Company and our management team.

Adjusted EBITDA is a non-GAAP financial measure. We calculate adjusted EBITDA by taking net income, and adding back the expenses related to interest, income taxes, depreciation, amortization, stock based compensation expense and the non-cash loss on extinguishment of debt and the change in the fair value of the warrant derivative, as each of those elements are calculated in accordance with GAAP. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP. A reconciliation of Adjusted EBITDA to net loss is provided in the tables at the end of this press release.

About Youngevity International, Inc.

Youngevity International, Inc. ( NASDAQ : YGYI ), is a leading omni-direct lifestyle company -- offering a hybrid of the direct selling business model, that also offers e-commerce and the power of social selling. Assembling a virtual Main Street of products and services under one corporate entity, Youngevity offers products from the six top selling retail categories: health/nutrition, home/family, food/beverage (including coffee), spa/beauty, apparel/jewelry, as well as innovative services. The Company was formed in the course of the summer 2011 merger of Youngevity Essential Life Sciences with Javalution® Coffee Company (now part of the company's food and beverage division). For investor information, please visit YGYI.com. Be sure to like us on Facebook and follow us on Twitter.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and includes statements such as our company being well positioned for 2019. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, our ability to continue our international growth, our ability to continue our coffee segment growth, our ability to leverage our platform and global infrastructure to drive organic growth, our ability to improve our profitability, expand our liquidity, and strengthen our balance sheet, our ability to continue to maintain compliance with the NASDAQ requirements, the acceptance of the omni-direct approach by our customers, our ability to expand our distribution, our ability to add additional products (whether developed internally or through acquisitions), our ability to continue our financial performance, and the other factors discussed in our Annual Report on Form 10-K and our subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Table Follows

Youngevity International, Inc. and Subsidiaries Youngevity International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Revenues	$44,255	$41,527	$87,249	$80,260
Cost of revenues	18,873	17,425	36,855	34,292
Gross profit	25,382	24,102	50,394	45,968
Operating expenses
Distributor compensation	16,487	16,686	32,065	32,105
Sales and marketing	3,076	2,901	6,575	6,576
General and administrative	5,166	5,191	11,077	10,363
Total operating expenses	24,729	24,778	49,717	49,044
Operating income (loss)	653	(676)	677	(3,076)
Change in fair value of warrant derivative liability	192	(1,341)	904	(731)
Interest expense, net	(1,549)	(1,258)	(3,261)	(2,455)
Extinguishment loss on debt	-	-	(1,082)	-
Total other expense	(1,357)	(2,599)	(3,439)	(3,186)
Loss before income taxes	(704)	(3,275)	(2,762)	(6,262)
Income tax (benefit) provision	(90)	(545)	160	(1,473)
Net loss	(614)	(2,730)	(2,922)	(4,789)
Preferred stock dividends	(42)	(3)	(45)	(6)
Net loss attributable to common stockholders	$(656)	$(2,733)	$(2,967)	$(4,795)

Net loss per share, basic and diluted	$(0.03)	$(0.14)	$(0.14)	$(0.24)

Weighted average shares outstanding, basic & diluted	21,506,833	19,651,705	20,630,383	19,643,486

Reconciliation of Non-GAAP Measure
Adjusted EBITDA to Net (Loss) Income
(In thousands - unaudited))

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net loss	$(614)	$(2,730)	$(2,922)	$(4,789)
Add:
Interest, net	1,549	1,258	3,261	2,455
Income taxes (benefit) provision	(90)	(545)	160	(1,473)
Depreciation	470	373	902	764
Amortization	865	690	1,692	1,335
EBITDA	2,180	(954)	3,093	(1,708)
Add:
Stock based compensation	215	358	452	485
Loss on extinguishment of debt	-	-	1,082	-
Change in the fair value of warrant derivative	(192)	1,341	(904)	731
Adjusted EBITDA	$2,203	$745	$3,723	$(492)

Contacts:

Youngevity International, Inc.
Dave Briskie
President and Chief Financial Officer
1 800 982 3189 X6500

Investor Relations
YGYI investor relations
800.504.8650
investors@ygyi.com

Media Relations
Trendlogic PR
800.992.6299
contact@trendlogicpr.com